 Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Snap Interactive, Inc. (the “Company”) on Form S-8 (File No. 333-174456) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 14, 2016 with respect to our audit of the consolidated financial statements of Snap Interactive, Inc. and Subsidiary as of December 31, 2015 and for the year then ended, which report is included in this Annual Report on Form 10-K of Snap Interactive, Inc. for the year ended December 31, 2015.

/s/ Marcum llp

Marcum llp

New York, NY

March 14, 2016